Cycle Country Announces Former John Deere Executive as CEO
            John Gault to Serve as Interim CEO

Milford, IA. - March 28, 2006 - Cycle Country Accessories Corp. (AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle (ATV), garden tractors, and golf carts, today announced that Board member John
S. Gault will serve as interim CEO.

John Gault has been a member of the Cycle Country board for more than one year. He has had a 30 year career with Deere and Company and worked with several subsidiaries of the company before retiring as General Manager of John Deere Harvester Works in October 2002. In this role, he was responsible for all operations of a nearly $2 billion annual sales agricultural equipment factory producing combine, header, service parts, OEM sales as well as inter-factory cylinder sales. During his tenure, he was awarded the Manufacturing Excellence award from the Society of Manufacturing Engineers while his factory was selected as one of the ten best in the United States in the application of new technology. He has also served on Product Councils for combines in North America, Western Europe and South America.

"We're excited to have John and his experience on board," said Jim Danbom, Chairman of the Cycle Country Board of Directors. "The Board was dissatisfied with our return on invested capital and decided we needed a change to enhance shareholder value and growth going forward. John will hold the CEO position until a suitable candidate is found."


About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com
www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:

Magellan Financial Media Group
Mark Gilbert, Investor Relations Manager: 317.867.2839



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